Exhibit 99.1

  AARON RENTS, INC. REPORTS REVENUES FOR FOURTH QUARTER; SAME STORE REVENUES UP
                 8.0%; EARNINGS UP 34% FOR QUARTER; 44% FOR YEAR

    ATLANTA, Feb. 23 /PRNewswire-FirstCall/ -- Aaron Rents, Inc. (NYSE: RNT), the nation's leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics and home appliances and accessories, today announced results for the fourth quarter and full year of 2004.

    For the three months ended December 31, revenues increased 16% to $242.1 million compared to $209.4 million for the fourth quarter of 2003. Net earnings increased 34% to $13.8 million versus $10.3 million for the same period a year ago. Diluted earnings per share were $.27 for the quarter compared to $.20 per share for the comparable period last year.

    For the year, revenues increased 23% to $946.5 million compared to $766.8 million for 2003. Net earnings for 2004 were $52.6 million versus $36.4 million for 2003, a 44% increase. Diluted earnings per share were $1.04 for 2004 compared to $.73 in 2003.

    "We are obviously pleased with these results," said R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents. "This is the best year in the Company's history, now in its 50th year. We plan to continue to aggressively expand our Aaron's Sales & Lease Ownership business in 2005."

    For the fourth quarter the Aaron's Sales & Lease Ownership division increased its revenues 17% to $214.0 million compared to $183.0 million last year. For the twelve months, the division's revenues were $831.1 million, a 27% increase over the $656.5 million recorded for 2003.

    Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) in the Aaron's Sales & Lease Ownership division increased 8.0% during the fourth quarter of 2004 compared to the fourth quarter of 2003. Same store revenues for Aaron's Sales & Lease Ownership stores open over two years at the end of December 2004 also increased 4.9% between those quarters.

    Non-retail sales, which are primarily sales of rental merchandise to franchisees, increased to $42.2 million for the fourth quarter from $38.4 million for the quarter a year ago and to $160.8 million for the year compared to $120.4 million for 2003. Royalty income from franchisees, which is included in the Company's other revenues, increased to $4.9 million for the fourth quarter of 2004 from $3.5 million for the quarter a year ago, and to $17.8 million for the year compared to $14.0 million for last year. The increases in non-retail sales and royalty income are attributable to an increase in revenues of the Company's franchisees, who collectively had revenues of $97.2 million during the fourth quarter and $358.7 million for fiscal 2004, 36% and 28% increases from the comparable prior year periods, respectively. Revenues of franchisees, however, are not revenues of Aaron Rents, Inc.

    Included in the operating results for the fourth quarter 2004 was an approximate $750,000 net credit, or $.01 per diluted share, due to a reduction in the Company's accrual for future personal property tax liabilities offset by additional expense relating to advertising. Also included in other revenues for 2004 is a pre-tax gain of $5.5 million, or $.07 per diluted share, realized in the second quarter from the previously announced disposition of the Company's Rainbow Rentals, Inc. stock when Rainbow Rentals merged with Rent-A-Center, Inc. in May, 2004.

    During the fourth quarter the Aaron's Sales & Lease Ownership division opened 25 new Company-operated stores and 24 new franchised stores. In addition, during the quarter the Company acquired nine stores from one of its franchisees, acquired two stores from an independent rental operator, and acquired the accounts from three other third party stores. For 2004, a net of 186 sales and lease ownership stores were added, an over 23% increase for the year in store count, including the opening of 68 new Company-operated stores and 79 new franchised stores.

    During the year the Company awarded area development agreements to open 160 additional franchised stores. At the end of December there were 301 franchise stores awarded that are expected to open over the next several years.

    At December 31 the Aaron's Sales and Lease Ownership division operated 616 Company-operated stores and its franchisees operated 357 stores. In addition, the Company had 58 rent-to-rent stores.

    "Our guidance for the first quarter of 2005 is to expect revenues in excess of $270 million and diluted earnings per share in the range of $.29 to $.32," Mr. Loudermilk continued. "For the entire 2005 year we continue to expect Company revenues in excess of $1.1 billion and diluted earnings per share in the range of $1.13 to $1.20. We plan to increase our store count between 15% and 20% per year for the next several years."

    Aaron Rents will hold a conference call to discuss its quarterly financial results on Thursday, February 24, 2005, at 10:30 am Eastern Time. The public is invited to listen in to the conference call by webcast accessible through the Company's website, www.aaronrents.com , in the "Investor Relations" section. The webcast will be archived for playback at that same site.

    Aaron Rents, Inc. based in Atlanta, currently has more than 1,040 Company-operated and franchised stores in 45 states, Canada, and Puerto Rico for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 10 facilities in four states.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Certain Factors Affecting Forward Looking Statements" in the Company's Annual Report on Form 10-K for fiscal 2003, which discussion is incorporated herein by this reference. Statements in this release that are "forward-looking" include without limitation Aaron Rents' projected revenues, earnings, and store openings.

                       Aaron Rents, Inc. and Subsidiaries
                       Consolidated Statements of Earnings
                    (In thousands, except per share amounts)

                                          Three Months Ended       Twelve Months Ended
                                             December 31,              December 31,
                                       -----------------------   -----------------------
                                          2004         2003         2004         2003
                                       ----------   ----------   ----------   ----------
                                             (Unaudited)         (Unaudited)
Revenues:
   Rentals and Fees                    $  177,975   $  149,912   $  694,293   $  553,773
   Retail Sales                            13,559       14,468       56,259       68,786
   Non-Retail Sales                        42,172       38,429      160,774      120,355
   Other                                    8,347        6,581       35,154       23,883
      Total                               242,053      209,390      946,480      766,797

 Costs and Expenses:
   Retail Cost of Sales                     9,222       10,767       39,380       50,913
   Non-Retail Cost of Sales                38,939       35,664      149,207      111,714
   Operating Expenses                     106,903       92,277      414,518      344,884
   Depreciation of Rental
    Merchandise                            64,079       53,125      253,456      195,661
   Interest                                 1,589        1,260        5,413        5,782
     Total                                220,732      193,093      861,974      708,954

Earnings Before Taxes                      21,321       16,297       84,506       57,843

Income Taxes                                7,554        6,031       31,890       21,417

Net Earnings                           $   13,767   $   10,266   $   52,616   $   36,426

Earnings Per Share                     $      .28   $      .20   $     1.06   $      .74
Earnings Per Share
  Assuming Dilution                    $      .27   $      .20   $     1.04   $      .73

Weighted Average
  Shares Outstanding (1)                   49,738       49,140       49,602       48,964

Weighted Average
  Shares Outstanding
  Assuming Dilution (1)                    50,798       50,109       50,575       49,784

(1) Shares outstanding adjusted for a 3-for-2 partial stock split effective August 16, 2004.

                           Selected Balance Sheet Data
                                 (In Thousands)
                                   (Unaudited)

                               December 31,   December 31,
                                   2004           2003
                               ------------   ------------
     Cash                      $      5,865   $      4,687
     Accounts Receivable             32,736         30,878
     Rental Merchandise, Net        425,567        343,013
     Property, Plant and
      Equipment, Net                109,937         99,584
     Other Assets, Net              123,417         81,722
     Total Assets                   697,522        559,884

     Bank Debt                       45,528         13,870
     Senior Notes                    50,000         50,000
     Total Liabilities              322,344        239,698
     Shareholders' Equity      $    375,178   $    320,186

SOURCE  Aaron Rents, Inc.
    -0-                             02/23/2005
    /CONTACT:  Gilbert L. Danielson, Executive Vice President,
Chief Financial Officer of Aaron Rents, Inc., +1-404-231-0011, ext. 3334/
    /Web site:  http://www.aaronrents.com /
_